Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com
www.ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

PPG announces executive leadership change

PITTSBURGH, Sept. 1, 2022 – PPG (NYSE:PPG) today announced that Rebecca Liebert, executive vice president, will leave the company to explore an external opportunity, effective Sept. 16, 2022. Rebecca’s new global executive opportunity, which will be announced soon, is a true testament to her strong leadership capabilities and speaks highly of the top talent that has been developed and nurtured at PPG.

Liebert joined PPG as senior vice president, automotive coatings in June 2018. In this role, her wide-ranging experience and proven leadership capabilities were invaluable for the automotive OEM coatings business. She also had accountability for the Latin America region and served as a member of the operating committee. In January 2019, Liebert assumed additional senior leadership responsibility for PPG's Asia Pacific region, global procurement, and our mobility initiatives. In late 2019, she was named executive vice president and became a member of the executive committee. In this expanded leadership role, Liebert added responsibility for the global industrial coatings businesses and industrial segment manufacturing, which included resin production.

“I want to thank Rebecca for her outstanding leadership since she joined PPG. She has played an instrumental role in driving our strategy forward, and has served as a trusted advisor to me,” said Michael McGarry, PPG chairman and chief executive officer. “Her proven experience has been extremely valuable as we’ve navigated through the last several years of unprecedented challenges in the world and within our businesses. On behalf of PPG’s management team, we thank Rebecca for her many contributions and wish her much success in the future.”

PPG: WE PROTECT AND BEAUTIFY THE WORLD®
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and specialty materials that our customers have trusted for nearly 140 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 75 countries and reported net sales of $16.8 billion in 2021. We serve customers in construction, consumer products, industrial, and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

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